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                                                                    EXHIBIT 99.2

Excite@Home's Broadband Access Service to Be Acquired by AT&T

REDWOOD CITY, Calif., Sept. 28 /PRNewswire/ -- Excite@Home (Nasdaq: ATHM) today announced that it has agreed to sell essentially all of its broadband Internet access business assets and related services to AT&T for $307 million in cash. The company plans to file for relief under Chapter 11 of the U.S. Bankruptcy Code today in San Francisco. The asset sale is subject to the emergence of higher offers and closing conditions, including bankruptcy court approval.

The Chapter 11 filing will enable Excite@Home to maintain operation of its high-speed cable Internet access services and other related services during the sale approval process. "This filing is a tool to protect the value of the broadband business for the benefit of the company's financial stakeholders and will help reassure our customers that service will continue uninterrupted through the restructuring process," said Patti Hart, Excite@Home chairman and chief executive officer. "AT&T's offer reflects the value in our network, services, customer base and skilled employees."

While the bankruptcy court reviews the proposed sale and other offers that may emerge, Excite@Home has sufficient cash on hand to finance its operations, including supporting the company's post-petition trade and employee obligations, as well as its ongoing operating needs during the process.

Excite@Home retained the investment-banking firm Houlihan Lokey Howard & Zukin Capital to assist it in pursuing strategic alternatives and continuing with the bidding process.

About Excite@Home

Excite@Home is the leader in broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has interests in one joint venture outside of North America delivering high-speed Internet services and three joint ventures outside of North America operating localized versions of the Excite portal.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Action of 1934, and is subject to the safe harbors created by those sections. These forward-looking statements include, among other things, statements relating to the transaction with AT&T; the bidding process in Chapter 11 and proceeds to creditors; the company's cash position; and the company's ability to provide the service without interruption.

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Actual results may differ materially due to a number of factors, including, but not limited to, obtaining court approval of motions critical to the company's operations; whether or not other parties make adequate, competitive bids; the company's ability to maintain its relationships with its cable partners and critical vendors; the company's ability to retain key employees; the company's ability to grow and maintain its subscriber base; the company's ability to otherwise manage its operations without interruption; the company's ability to comply with its covenants under its agreement with AT&T and to complete this transaction, and other risks and uncertainties described in the Quarterly Report on Form 10-Q for the period ended June 30, 2001 and 8-K reports subsequently filed with the Securities and Exchange Commission.

SOURCE:     Excite@Home

CONTACT: media, Londonne Corder, +1-650-556-3009, or investors, Joe Shiffler, +1-650-556-3323, both of Excite@Home; or Amit Patel of Houlihan Lokey Howard & Zukin Capital, +1-310-788-5285, for Excite@Home/